                                   EXHIBIT 99


                        MEADOWBROOK INSURANCE GROUP, INC.
                                   (NYSE: MIG)

================================================================================

CONTACT:          Karen M. Spaun
                  Vice President, Investor Relations
                  (248) 204-8178

================================================================================

                       MEADOWBROOK INSURANCE GROUP REPORTS
                    OPERATING RESULTS FOR THE FOURTH QUARTER
                               AND FULL YEAR 2000

           $19 MILLION AFTER-TAX CHARGE FOR RESERVE STRENGTHENING AND
                             LOSS RELATED EXPENSES;
                             ANNUAL REVENUES UP 15%

                              SOUTHFIELD, MICHIGAN
                                FEBRUARY 15, 2001

Fourth Quarter Results:

Meadowbrook Insurance Group, Inc. (NYSE: MIG), reported a fourth quarter net loss of $19.2 million or $2.26 per share. This loss reflects the impact of an after tax charge of $19 million to strengthen reserves, primarily related to discontinued programs. This charge to earnings is a direct result of a comprehensive reserve review by management in consultation with two independent national actuarial firms.

Responding to the fourth quarter loss, Meadowbrook President and Chief Operating Officer Robert S. Cubbin stated: "Although we are disappointed with these results, the actions taken to strengthen our reserves place us in a stronger position to swiftly return to profitability."

Revenues:

Revenues decreased $8.5 million, or 16.7% to $42.2 million in the fourth quarter of 2000 from $50.7 million during the same period of 1999. The change in revenues reflects the impact of an increase in the purchase of reinsurance. Excluding the impact of additional reinsurance, revenues would have increased 6.2% in the quarter.




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PRESS RELEASE                                                            PAGE 2


Expenses:

Incurred losses increased to $42.8 million in the fourth quarter of 2000 from $29.7 million in 1999. This increase in incurred losses reflects the impact of the reserve strengthening on the three most recent accident years. Discontinued programs accounted for a disproportionate share of the loss in the quarter, representing over 45% of the net incurred losses on 13% of net earned premium in the quarter.

For the fourth quarter, other operating expenses increased 2.5% to $29.0 million in 2000 from $28.3 million in 1999.

Commenting on Meadowbrook's outlook, Chairman and Chief Executive Officer Merton
J. Segal stated, "The aggressive program action plans and strategies commenced in late 1998, coupled with the restructuring of our management team in the first quarter of 1999, began the process of returning Meadowbrook to profitability. Clearly, industry pricing in recent years was too low. The current results validate our previous decision to discontinue those programs that did not meet our profit criteria. The profitability of the continuing programs is already stronger due to steadily achieved premium increases, improved market conditions, decreased competition and heightened underwriting scrutiny."

FULL YEAR RESULTS:

Revenues:

Revenues increased $26.5 million, or 15.1%, to $201.5 million for the year ended December 31, 2000, from $175.0 million for the comparable period in 1999. Excluding the impact of the additional reinsurance purchased in the fourth quarter, revenues would have increased 21.8%.

Expenses:

Incurred losses were $127.6 million for the year ended December 31, 2000, compared to $95.4 million for the comparable period in 1999. This increase in incurred losses reflects the impact of the reserve strengthening.

Other operating expenses increased $7.8 million, or 8.3%, to $101.5 million for the year ended December 31, 2000 from $93.7 million for the comparable period in 1999.

Other matters:

Shareholders' equity was $86.0 million, or $10.10 per share, at December 31, 2000, compared to $100.4 million, or $11.80 per share, at December 31, 1999.


Total assets were $661.2 million at December 31, 2000, compared to $552.0 million at December 31, 1999.



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PRESS RELEASE                                                            PAGE 3


The Company has retained the investment banking firm of Cochran, Caronia & Co. to assist in its capital raising initiatives to supplement the company's capital structure.

On February 15, 2001, Meadowbrook's Board of Directors declared a quarterly dividend of $0.03 per share. The dividend is payable on April 6, 2001, to shareholders of record as of March 16, 2001.

A leader in the alternative risk market, Meadowbrook is a program-oriented risk management company, specializing in alternative risk management solutions for agents, brokers, and insureds of all sizes. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook's corporate web site at www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements. Please refer to the Company's most recent 10-K and 10-Q for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.


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EARNINGS RELEASE                                                          PAGE 4
--------------------------------------------------------------------------------

                        MEADOWBROOK INSURANCE GROUP, INC.
                              FINANCIAL INFORMATION

                       SUPPLEMENT TO THE EARNINGS RELEASE
                       UNAUDITED BALANCE SHEET INFORMATION



                                                      DECEMBER 31,      DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE DATA)                     2000            1999
-------------------------------------                 ------------      ------------
BALANCE SHEET DATA

ASSETS
           Cash and invested assets                     $240,096        $225,523
           Premium & agents balances                      79,121          85,707
           Reinsurance recoverable                       185,387         115,795
           Deferred policy acquisition costs               6,624          10,030
           Prepaid reinsurance premiums                   55,854          42,073
           Intangible assets                              35,946          32,885
           Other assets                                   58,155          39,964
                                                        --------        --------

TOTAL ASSETS                                            $661,183        $551,977
                                                        ========        ========


LIABILITIES
           Loss and loss adjustment
                   expense reserves                     $341,824        $229,244
           Unearned premium reserves                      94,142          90,095
           Notes payable, bank                            53,034          58,463
           Other liabilities                              86,208          73,767
                                                        --------        --------
TOTAL LIABILITIES                                        575,208         451,569

STOCKHOLDERS' EQUITY
           Common stockholders' equity                    85,975         100,408
                                                        --------        --------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                $661,183        $551,977
                                                        ========        ========


BOOK VALUE PER COMMON SHARE                             $  10.10        $  11.80

BOOK VALUE PER COMMON SHARE EXCLUDING
    UNREALIZED GAIN/LOSS ON AVAILABLE FOR SALE
    SECURITIES, NET OF DEFERRED TAXES                   $   9.93        $  12.11

EARNINGS RELEASE                                                          PAGE 5
--------------------------------------------------------------------------------


                        MEADOWBROOK INSURANCE GROUP, INC.
                              FINANCIAL INFORMATION

                       SUPPLEMENT TO THE EARNINGS RELEASE
                     UNAUDITED INCOME STATEMENT INFORMATION


(IN THOUSANDS, EXCEPT                                             FOR THE QUARTER                      FOR THE YEAR
  Share & Per Share Data)                                        ENDED DECEMBER 31,                  ENDED DECEMBER 31,
------------------------------------------------------     -----------------------------       -----------------------------

SUMMARY DATA                                                   2000              1999              2000              1999
------------------------------------------------------     -----------       -----------       -----------       -----------
         Gross premiums written                            $    55,946       $    61,968       $   287,852       $   230,474
         Net premiums written                                       83            31,978           136,324           122,819

REVENUES
         Net premiums earned                               $    27,126       $    36,424       $   146,000       $   124,906
         Commissions and fees (net)                             10,662            11,194            41,251            38,697
         Net investment income                                   3,687             3,313            13,715            11,618
         Net capital gains (losses)                                745              (262)              540              (227)
                                                           -----------       -----------       -----------       -----------
                          TOTAL REVENUES                        42,220            50,669           201,506           174,994
EXPENSES
         Net losses & loss adj. expenses                        42,828            29,671           127,619            95,358
         Salaries & employee benefits                           11,429            10,897            43,038            42,473
         Interest on notes payable                               1,240             1,138             5,135             3,636
         Other operating expenses                               16,301            16,217            53,316            47,583
                                                           -----------       -----------       -----------       -----------
                          TOTAL EXPENSES                        71,798            57,923           229,108           189,050
LOSS BEFORE TAXES                                              (29,578)           (7,254)          (27,602)          (14,056)
         Federal income tax benefit                            (10,378)           (3,069)          (10,129)           (6,209)
                                                           -----------       -----------       -----------       -----------
NET LOSS BEFORE CUMULATIVE EFFECT OF ACCOUNTING
         CHANGE                                            $   (19,200)      $    (4,185)      $   (17,473)      $    (7,847)
                                                           ===========       ===========       ===========       ===========
Cumulative effect of accounting for insuance related
         assessments net of deferred taxes                          --                --                --            (1,706)
                                                           -----------       -----------       -----------       -----------
NET LOSS                                                   $   (19,200)      $    (4,185)      $   (17,473)      $    (9,553)
                                                           ===========       ===========       ===========       ===========

DILUTED EARNINGS PER COMMON SHARE
         Before cumulative effect of accounting change     $     (2.26)      $     (0.49)      $     (2.05)      $     (0.91)
         Cumulative effect of accounting change            $        --       $        --       $        --       $     (0.20)
         Net loss                                          $     (2.26)      $     (0.49)      $     (2.05)      $     (1.11)
         Net operating loss                                $     (2.32)      $     (0.47)      $     (2.09)      $     (0.90)
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING           8,512,008         8,511,655         8,511,834         8,588,216

GAAP RATIOS:
         Loss & LAE Ratio                                        162.8%             83.8%             90.9%             79.0%
         Other Underwriting Expense Ratio                         48.4%             36.6%             35.9%             34.5%
                                                           -----------       -----------       -----------       -----------
         GAAP Combined Ratio                                     211.2%            120.4%            126.8%            113.5%
                                                           ===========       ===========       ===========       ===========